This Amendment to EXECUTIVE EMPLOYMENT AGREEMENT ("Amendment") is between Paradigm Holdings, Inc., a Wyoming corporation, ("Paradigm" or the "Company"), Paradigm Solutions International, Inc., a Maryland corporation ("PSI") and Thomas J. Kristofco ("Executive").

The Company, PSI and Executive agree to the following amendment to the EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") between PSI and Thomas J. Kristofco, dated October 12, 2005. This Amendment is to be effective August 16, 2006.

Section 2 of the Agreement shall be amended as follows:

The opening phrase of the second sentence which now reads "[T]he Executive shall report to the Chief Executive Officer of the Company" shall be changed to read as follows, "The Executive shall report to the President and Chief Operating Officer,".

In consideration of, and subject to, the parties' execution of that certain Earnout Agreement of even date herewith, Section 4 of the Agreement shall be amended as follows:

The entire text below the Sub-Section entitled "Bonus Compensation" is **deleted**.

Amended Section 4, Sub-section entitled "Bonus Compensation", shall read as follows:

"Bonus Compensation. Executive shall be eligible for a cash bonus for the period of his employment calculated in accordance with the terms of the Paradigm Bonus Plan in effect at the time such bonus is calculated beginning with the calendar year commencing on January 1, 2007."

Intending to be legally bound, the parties have executed this Amendment effective as of August 16, 2006.

Date: 8/16/06

Thomas J. Kristofco
Name: **THOMAS J. KRISTOFCO**

Date: 8/22/06

By: Raymond A. Huger
RAYMOND A. HUGER, Chairman & CEO
PARADIGM HOLDINGS, INC., a Wyoming corporation and **PARADIGM SOLUTIONS INTERNATIONAL, INC.**, a Maryland corporation